CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered Performance Securities due 2014	$5,861,300	$671.70

PROSPECTUS dated November 21, 2011	Pricing Supplement No. 172 to
PROSPECTUS SUPPLEMENT dated November 21, 2011	Registration Statement No. 333-178081
INDEX SUPPLEMENT dated November 21, 2011	Dated April 24, 2012
Rule 424(b)(2)
$5,861,300
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Buffered Performance Securities
Based on the iShares® MSCI Emerging Markets Index Fund due April 28, 2014

Unlike ordinary debt securities, the Buffered Performance Securities Based on the iShares® MSCI Emerging Markets Index Fund due April 28, 2014, which we refer to as the securities, do not pay interest and provide for a minimum payment of only $2 per security at maturity.  At maturity, you will receive for each security that you hold an amount in cash based on the closing price of the shares of the iShares® MSCI Emerging Markets Index Fund, which we refer to as the underlying shares, on the valuation date.  At maturity, if the underlying shares have appreciated in value, you will receive the stated principal amount of your investment plus leveraged upside performance of the underlying shares, subject to a maximum payment at maturity.  You are fully exposed on a 1 to 1 basis to the first 10% decline in the value of the underlying shares, but if the underlying shares decline by more than 10% but no more than 30% from the initial share price, you avoid any further loss of the principal amount due to the effect of a buffer.  However, if the underlying shares decline by more than 30% from the initial share price, you will receive for each security at maturity an amount that is less than the stated principal amount by an amount proportionate to the percentage decline in the value of the underlying shares from the initial share price, plus $2.  As a result, you are fully exposed, without any buffer, to the first 10% decline in the underlying shares and if the final share price declines by more than 30% from the initial share price, you could lose up to 80% of your principal.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each security is $10.
•	We will not pay interest on the securities.
•	At maturity, for each security that you hold, you will receive an amount in cash equal to:
º
$10 plus the leveraged upside payment, if the final share price is greater than the initial share price.  This amount will be subject to a maximum payment at maturity of $13.25 per security (132.5% of the stated principal amount).

º	The leveraged upside payment will equal $10 times the share percent increase times a leverage factor of 130%.
º
$10 times the share performance factor, if the final share price is less than or equal to the initial share price but greater than or equal to 90% of the initial share price, which means that the final share price has decreased from the initial share price by an amount less than or equal to 10%.  This amount will be less than or equal to the stated principal amount of $10 but greater than or equal to $9 per security.

º
$9, if the final share price is less than 90% of the initial share price but greater than or equal to 70% of the initial share price, which means that the final share price has decreased from the initial share price by an amount greater than 10% but less than or equal to 30%.

º
The sum of (i) $10 times the share performance factor and (ii) $2, if the final share price is less than 70% of the initial share price, which means that the final share price has decreased from the initial share price by an amount greater than 30%.  This amount will be less than, and possibly significantly less than, the $10 stated principal amount of the securities.  However, under no circumstances will the payment due at maturity be less than $2 per security.

•	The share performance factor is a fraction, the numerator of which will be the final share price and the denominator of which will be the initial share price.
•	The share percent increase is a fraction, the numerator of which will be the final share price minus the initial share price and the denominator of which will be the initial share price.
•	The initial share price $41.61, which is the closing price of one underlying share on the day we priced the securities for initial sale to the public, which we refer to as the pricing date.
•	The final share price will be the closing price of one underlying share on the valuation date times the adjustment factor on such date.
•	The leverage factor is 130%.
•	The adjustment factor will be initially set at 1.0 and is subject to change upon certain events affecting the underlying shares.
•	The valuation date will be April 23, 2014, subject to postponement for non-trading days or certain market disruption events.
•	Investing in the securities is not equivalent to investing in the underlying shares or the stocks composing the MSCI Emerging Markets Index.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 61760T850. The ISIN for the securities is US61760T8505.

You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.

The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER SECURITY

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$10	$0.16875	$9.83125
Total	$5,861,300	$98,909.44	$5,762,390.56
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.16875 for each security they sell.  See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement, index supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i)  to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

(1)      to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)      where no consideration is or will be given for the transfer; or

(3)      where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities of Morgan Stanley.  The payment on the securities at maturity is based on the closing price of the shares of the iShares® MSCI Emerging Markets Index Fund, which we refer to as the underlying shares, on the valuation date.  The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  The securities do not pay interest.  All payments on the securities are subject to the credit risk of Morgan Stanley.

“iShares®” is a registered trademark of BlackRock Institutional Trust Company, N.A.  The iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Index are described under “Description of Securities––The Shares” in this pricing supplement and “MSCI Emerging Markets IndexSM” in the accompanying index supplement.

Each security costs $10
We, Morgan Stanley, are offering Buffered Performance Securities Based on the iShares® MSCI Emerging Markets Index Fund due April 28, 2014, which we refer to as the securities.  The stated principal amount and original issue price of each security is $10.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee the repayment at maturity of 100% of the principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and provide for a minimum payment of only $2 per security at maturity.  At maturity, if the underlying shares have appreciated in value, you will receive the stated principal amount of your investment plus leveraged upside performance of the underlying shares, subject to a maximum payment at maturity.  You are fully exposed on a 1 to 1 basis to the first 10% decline in the value of the underlying shares, but if the underlying shares decline by more than 10% but no more than 30% from the initial share price, you avoid any further loss of the principal amount due to the effect of a buffer and receive 90% of the stated principal amount.  However, if the underlying shares decline by more than 30% from the initial share price, you will receive for each security at maturity an amount that is less than the stated principal amount by an amount proportionate to the percentage decline in the value of the underlying shares from the initial share price, plus $2. As a result, you are fully exposed, without any buffer, to the first 10% decline in the underlying shares and if the final share price declines by more than 30% from the initial share price, you could lose up to 80% of your principal.

Payment at maturity based on the performance of the underlying shares
At maturity, you will receive for each security that you hold an amount in cash based on the closing price of the underlying shares on April 23, 2014, which we refer to as the valuation date.  The payment at maturity will be determined on the valuation date as follows:

• If the final share price is greater than the initial share price, you will receive a payment at maturity equal to:

$10 + leveraged upside payment,

subject to a maximum payment at maturity of $13.25 per security, or 132.5% of the stated principal amount),

where,

leveraged upside payment = $10 x share percent increase x leverage factor,

share percent increase     =     A fraction, the numerator of which will be the final share price minus the initial share price and the denominator of which will be the initial share price. The share percent increase is described by the following formula:

and

leverage factor = 130%

•  If the final share price is equal to the initial share price or has decreased by an amount less than or equal to 10% from the initial share price, you will receive a payment at maturity equal to $10 times the share performance factor. This amount will be less than or equal to the $10 stated principal amount but greater than or equal to $9 per security.

• If the final share price has decreased by an amount greater than 10% but less than or equal to 30% from the initial share price, you will receive a payment at maturity equal to $9 per security.
• If the final share price has decreased by an amount greater than 30% from the initial share price, you will receive a payment at maturity equal to:
($10 x the share performance factor) + $2

where,

share performance factor     =    A fraction, the numerator of which will be the final share price and the denominator of which will be the initial share price. The share performance factor is described by the following formula:

This amount will be less, and possibly significantly less, than the $10 stated principal amount of the securities.  However, under no circumstances will the payment due at maturity be less than $2 per security.

All payments on the securities are subject to the credit risk of Morgan Stanley.

The initial share price is $41.61, which is the closing price of one underlying share on the pricing date.

The final share price will be the closing price of one underlying share on the valuation date times the adjustment factor on such date.

The adjustment factor will be initially set at 1.0 and is subject to change upon certain corporate events affecting the underlying shares.

On PS-8, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity assuming a range of hypothetical percentage changes in the price of the underlying shares.  The graph does not show every situation that may occur.

You can review the historical performance of the underlying shares during the period from January 1, 2007 through April 24, 2012 in this pricing supplement under “Description of Securities—Historical Information.”  You cannot predict the future performance of the underlying shares based on their historical performance.

Investing in the securities is not equivalent to investing in the underlying shares or the stocks composing the MSCI Emerging Markets Index.

The securities have limited appreciation potential
The appreciation potential of the securities is limited to 132.5% of the stated principal amount.  Even if the underlying shares have appreciated significantly on the valuation date from the initial share price, you will only receive the maximum payment at maturity of $13.25 (132.5% of the stated principal amount) for each security you hold.  See “Hypothetical Payouts on the Securities at Maturity” on PS-8.

Investment in the securities involves risks associated with emerging markets equity securities as well as exposure to currency exchange risk
The stocks included in the MSCI Emerging Markets Index and that are generally tracked by the underlying shares have been issued by companies in various emerging markets countries.  There are risks associated with investing in emerging markets equity securities and the value of such securities will affect the value of your investment.  Furthermore, because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade, and fluctuations in the exchange rate of such currencies relative to the U.S. dollar will affect the value of your investment.  Exposure to this currency exchange risk will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar.

MS & Co. will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, the trustee for our senior notes.  As calculation agent, MS & Co. has determined the initial share price and will determine the final share price, the adjustment factor and whether a market disruption event has occurred and will calculate the share percent increase and/or the share performance factor and the payment to you at maturity, and, under certain circumstances, will determine the closing price of the underlying shares.

MS & Co. will be the	The agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 agent; conflicts of interest
of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-27.

Where you can find more information on the securities
The securities are unsecured senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011, the index supplement dated November 21, 2011 and the prospectus dated November 21, 2011.  We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement.  You should also read about some of the risks involved in investing in securities in the section called “Risk Factors.”  The tax treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  You should consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

The following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the price of the underlying shares.  The Buffer Zone illustrates the buffer effect in the event of a decline in the final share price by an amount greater than 10% but less than or equal to 30% from the initial share price.  The graph is based on the following terms:

• Stated Principal Amount per Security:	$10
• Maximum Payment at Maturity:	$13.25 (132.5% of the stated principal amount)
• Leverage Factor	130%
• Minimum Payment at Maturity:	$2.00

•
Where the final share price is greater than the initial share price, the payment at maturity on the securities reflected in the graph above is equal to $10 plus the leveraged upside payment, subject to the maximum payment at maturity.  Under the terms of the securities, an investor will realize the maximum payment at maturity at a final share price of 125% of the initial share price.

•
Where the final share price is equal to the initial share price or has decreased by an amount less than or equal to 10% from the initial share price, the payment at maturity on the securities reflected in the graph above is equal to $10 times the share performance factor.  This amount will be less than or equal to the $10 stated principal amount but greater than or equal to $9 per security.  As a result, investors are fully exposed, without any buffer, to the first 10% decline in the underlying shares.

•
Where the final share price has decreased by an amount greater than 10% but less than or equal to 30% from the initial share price, the payment at maturity on the securities reflected in the graph above is equal to $9 per security, representing a 10% loss of the principal amount.

•
Where the final share price has decreased by an amount greater than 30% from the initial share price, the payment at maturity on the securities reflected in the graph above is equal to the sum of (i) $10 times the share performance factor and (ii) $2, and is consequently an amount less than the $10 stated principal amount of each security.  As reflected in the graph above, under no circumstances will the payment due at maturity be less than $2 per security.

Below are five examples illustrating how to calculate the payment at maturity based on the hypothetical values set forth below. Each of these examples reflects the maximum payment at maturity of $13.25 per security (132.5% of the stated principal amount), the leverage factor of 130% and the minimum payment at maturity of $2.

Example 1: The final share price is greater than the initial share price.

Hypothetical initial share price:	$40
Hypothetical final share price:	$42
Maximum payment at maturity:	$13.25
Leverage factor:	130%

In this example,

The payment at maturity per security would be $10.65, or the stated principal amount of $10 plus the leveraged upside payment of $0.65.

Example 2: The final share price is substantially greater than the initial share price such that the payment at maturity is limited by the maximum payment at maturity.

Hypothetical initial share price:	$40
Hypothetical final share price:	$54
Maximum payment at maturity:	$13.25

In this example,

Even though the final share price increased by 35% from the initial share price, the payment at maturity would be limited to the maximum payment at maturity of $13.25 per security.

Example 3:  The final share price is equal to the initial share price or has decreased by an amount less than or equal to 10% from the initial share price.

Hypothetical initial share price:	$40
Hypothetical final share price:	$39

In this example,

Since the final share price has declined by 2.5% (an amount less than or equal to 10%) from the initial share price, the payment at maturity per security would be the $10 stated principal amount times the share performance factor of 97.5%, or $9.75.  As a result, investors are fully exposed, without any buffer, to the first 10% decline in the underlying shares.

Example 4: The final share price has decreased by an amount greater than 10% but less than or equal to 30% from the initial share price.

Hypothetical initial share price:	$40
Hypothetical final share price:	$30

In this example, the final share price has declined by 25% (an amount greater than 10% but less than or equal to 30%) from the initial share price and, therefore, the payment at maturity would be $9 per security, representing a 10% loss of principal.

Example 5: The final share price has decreased by an amount greater than 30% from the initial share price.

Hypothetical initial share price:	$40
Hypothetical final share price:	$26

In this example,

Since the final share price has declined by 35% (an amount greater than 30%) from the initial share price, the payment at maturity per security would be the sum of (i) $10 times the share performance factor and (ii) $2, which equals $8.50.  If the final share price declines by more than 30%, you could lose up to 80% of your principal.

Please review the table of the historical values of the underlying shares for each calendar quarter in the period from January 1, 2007 through April 24, 2012 and related graph in this pricing supplement under “Description of Securities—Historical Information.”  You cannot predict the future performance of the underlying shares based on their historical performance.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the securities do not pay interest, expose you to the first 10% decline in the underlying shares and provide for a minimum payment of only 20% of principal at maturity, subject to the credit risk of Morgan Stanley.  This section describes the most significant risks relating to the securities.

Unlike ordinary debt securities, the securities do not pay interest or guarantee the repayment of 100% of your principal and you are fully exposed to the first 10% decline in the value of the underlying shares

The terms of the securities differ from those of ordinary debt securities in that we do not pay you interest on the securities and we provide for a minimum payment of only 20% of principal at maturity.  The securities fully expose you, without any buffer, on a 1 to 1 basis to the first 10% decline in the value of the underlying shares.  If the underlying shares decline by more than 10% but no more than 30% from the initial share price, you avoid any further loss of the principal amount due to the effect of a buffer and receive 90% of the stated principal amount.  If the underlying shares decline by more than 30% from the initial share price, you will receive for each security at maturity an amount that is less than the stated principal amount by an amount proportionate to the percentage decline in the value of the underlying shares from the initial share price, plus $2. As a result, you are fully exposed, without any buffer, to the first 10% decline in the underlying shares and if the final share price declines by more than 30% from the initial share price, you could lose up to 80% of your principal.

The securities have limited appreciation potential
The appreciation potential of the securities is limited to 132.5% of the stated principal amount.  Even if the share percent increase is greater than 132.5%, you will only receive the maximum payment at maturity of $13.25 (132.5% of the stated principal amount) for each security you hold.  See “Hypothetical Payouts on the Securities at Maturity” on PS-8.

Market price of the securities may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

•  the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the MSCI Emerging Markets Index,

• interest and yield rates in the market,

•  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or the equities markets generally and which may affect the final share price of the underlying shares,

• the time remaining until the securities mature,
• the exchange rates of the U.S. dollar relative to the currencies in which the stocks underlying the MSCI Emerging Markets Index trade,
• the occurrence of certain corporate events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and
• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if the price of the underlying shares at the time of sale is at or below the initial share price or if market interest rate rises.  You cannot predict the future performance of the underlying shares based on their historical performance.  The final share price may be less than the initial share price so that you will receive at maturity an amount that is less than the $10 stated principal amount of each security.  There can be no assurance that the final share price will increase so that you will receive at maturity an amount that is greater than the $10 stated principal amount for each security you hold.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and, therefore, you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

Investing in the securities is not equivalent to investing in the underlying shares or stocks composing the MSCI Emerging Markets Index
Investing in the securities is not equivalent to investing in the underlying shares, the MSCI Emerging Markets Index or the stocks that constitute the MSCI Emerging Markets Index.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the MSCI Emerging Markets Index.

The price of the underlying shares is subject to currency exchange risk
Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets Index, the price of the underlying shares will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

•           existing and expected rates of inflation;

•           existing and expected interest rate levels;

•           the balance of payments; and

•           the extent of governmental surpluses or deficits in the countries represented in the MSCI Emerging Markets Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI Emerging Markets Index and the United States and other countries important to international trade and finance.

There are risks associated with investments in securities linked to the value of foreign (and especially emerging markets) equity securities
The underlying shares track the performance of the MSCI Emerging Markets Index, which is linked to the value of emerging markets equity securities.  Investments in securities linked to the value of any foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  In addition, the stocks included in the MSCI Emerging Markets Index and that are generally tracked by the underlying shares have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

Adjustments to the underlying shares or to the MSCI Emerging Markets Index could adversely affect the value of the securities
The investment advisor to the iShares® MSCI Emerging Markets Index Fund, BlackRock Fund Advisors (the “Investment Advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Emerging Markets Index.  MSCI may add, delete or substitute the stocks constituting the MSCI Emerging Markets Index or make other methodological changes that could change the value of the index.  MSCI may discontinue or suspend calculation or publication of the index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued MSCI Emerging Markets Index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

The underlying shares and the MSCI Emerging Markets Index are different
The performance of the underlying shares may not exactly replicate the performance of the MSCI Emerging Markets Index because the iShares® MSCI Emerging Markets Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index.  It is also possible that the iShares® MSCI Emerging Markets Index Fund may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® MSCI Emerging Markets Index Fund, differences in trading hours between the iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Index or due to other circumstances.  The Investment Advisor generally invests at least 90% of the assets of the iShares® MSCI Emerging Markets Index Fund in securities of the MSCI Emerging Markets Index and in depositary receipts representing securities of the MSCI Emerging Markets Index.  The Investment Advisor may invest the remainder of such assets in other securities, including securities not included in the MSCI Emerging Markets Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with the Investment Advisor.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The antidilution adjustments the calculation agent is required to make to the underlying shares do not cover every event that could affect the underlying shares
MS & Co., as calculation agent, will adjust the adjustment factor for the underlying shares for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MS & Co. has determined the initial share price and will determine the final share price, and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the MSCI Emerging Markets Index or a market disruption event, may adversely affect the payout to you at maturity.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying shares or the MSCI Emerging Markets Index), including trading in the underlying shares, the stocks underlying the MSCI Emerging Markets Index as well as the underlying shares and in other instruments related to the underlying shares or the MSCI Emerging Markets Index.  Some of our subsidiaries also trade the underlying shares and the stocks that constitute the MSCI Emerging Markets Index and other financial instruments related to the MSCI Emerging Markets Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price and, therefore, could have increased the price at which the shares of the iShares® MSCI Emerging Markets Index Fund must close on the valuation date so that you do not suffer a loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date and, accordingly, the amount of cash you will receive at maturity.

The U.S. federal income tax consequences of an investment in the securities are uncertain
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Because the securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the securities will be treated as a “constructive ownership transaction.”  If this treatment applies, all or a portion of any long-term capital gain of a U.S. Holder in respect of the securities could be recharacterized as ordinary income (and an interest charge would be imposed).  U.S. Holders should read the section entitled “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the Securities – Potential Application of the Constructive Ownership Rule” in this pricing supplement.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in this pricing supplement.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under  “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $10 stated principal amount of our Buffered Performance Securities Based on the iShares® MSCI Emerging Markets Index Fund due April 28, 2014.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$5,861,300

Pricing Date	April 24, 2012

Original Issue Date (Settlement Date)	April 27, 2012

Maturity Date	April 28, 2014, subject to extension if the Valuation Date is postponed in accordance with the definition thereof.

If due to a Market Disruption Event or otherwise, the Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following such Valuation Date as postponed.  See “—Valuation Date” below.

Issue Price	$10 per Security

Stated Principal Amount	$10 per Security

Denominations	$10 and integral multiples thereof

CUSIP Number	61760T850

ISIN	US61760T8505

Interest Rate	None

Specified Currency	U.S. dollars

Underlying Shares	Shares of the iShares® MSCI Emerging Markets Index Fund

Share Underlying Index	MSCI Emerging Markets Index

Initial Share Price	$41.61, which is the Share Closing Price of one Underlying Share on the Pricing Date.

Final Share Price	The Share Closing Price of one Underlying Share on the Valuation Date times the Adjustment Factor on such date

Payment at Maturity
At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to each $10 Stated Principal Amount of Securities an amount in cash (as determined by the Calculation Agent) equal to:

(i)	$10 plus the Leveraged Upside Payment, if the Final Share Price is greater than the Initial Share Price. This amount will be subject to the Maximum Payment at Maturity.
(ii)	$10 times the Share Performance Factor, if the Final Share Price is less than or equal to the Initial Share Price but greater than or equal to 90% of the Initial Share

Price, which means that the Final Share Price has declined from the Initial Share Price by an amount less than or equal to 10%.
(iii)
$9, if the Final Share Price is less than 90% of the Initial Share Price but greater than or equal to 70% of the Initial Share Price, which means that the Final Share Price has declined from the Initial Share Price by an amount greater than 10% but less than or equal to 30%.

(iv)
the sum of (x) $10 times the Share Performance Factor and (y) $2, if the Final Share Price is less than 70% of the Initial Share Price, which means that the Final Share Price has declined from the Initial Share Price by more than 30%.

If the Final Share Price is less than the Initial Share Price, the Payment at Maturity with respect to each $10 Stated Principal Amount of Securities will be less than the Stated Principal Amount of $10.  However, under no circumstances will such Payment at Maturity be less than the Minimum Payment at Maturity.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to each $10 Stated Principal Amount of Securities on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Maximum Payment at Maturity	$13.25 per Security (132.5% of the Stated Principal Amount).
Minimum Payment at Maturity	$2 per Security
Leveraged Upside Payment	$10 times the Share Percent Increase times the Leverage Factor
Leverage Factor	130%
Share Percent Increase
The Share Percent Increase is a fraction, the numerator of which will be the Final Share Price minus the Initial Share Price and the denominator of which will be the Initial Share Price.  The Share Percent Increase is described by the following formula:

Final Share Price – Initial Share Price
Initial Share Price
Share Performance Factor	The Share Performance Factor is a fraction, the numerator of which will be the Final Share Price and the denominator of which will be the Initial Share Price. The Share Performance Factor is described by the following formula:

Final Share Price
Initial Share Price
Share Closing Price
Subject to the provisions set out under “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below, the Share Closing Price for the Underlying Shares on any Trading Day will be determined by the Calculation Agent and means:

(i)
if the Underlying Shares are listed on a national securities exchange (other than The NASDAQ Stock Market LLC (“NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Underlying Shares are listed,

(ii)	if the Underlying Shares are securities of NASDAQ, the official closing price published by NASDAQ on such day, or
(iii)
if the Underlying Shares are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares are listed on any national securities exchange but the last reported sale price or the official closing price published by NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Share Closing Price for one Underlying Share on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to the Underlying Shares or the last reported sale price or the official closing price published by NASDAQ, as applicable, for the Underlying Shares is not available pursuant to either of the two preceding sentences, then the Share Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  The term “OTC Bulletin Board Service” will include any successor service thereto.  See “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below.

Adjustment Factor	1.0, subject to adjustment by the Calculation Agent in the event of certain events affecting the Underlying Shares. See “—Antidilution Adjustments” below.
Antidilution Adjustments
If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.

No adjustment to the Adjustment Factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Adjustment Factor and of any related determinations and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

Relevant Exchange	Relevant Exchange means the primary exchange or market of trading for any security (or any combination thereof) then included in the Share Underlying Index or any Successor Index.
Valuation Date
April 23, 2014; provided that if a Market Disruption Event occurs on the scheduled Valuation Date, or if such scheduled Valuation Date is not a Trading Day, the Share Closing Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs; provided further that the Valuation Date will be subject to postponement for no more than five Trading Days.

If the Valuation Date is postponed for five successive Trading Days, the Calculation Agent will determine the Share Closing Price for such Valuation Date as the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Business Day
Business Day means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Trading Day
With respect to the Securities and the Underlying Shares, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Market Disruption Event	Market Disruption Event means:

(i)
the occurrence or existence of a suspension, absence or material limitation of trading of the Underlying Shares on the Relevant Exchange for the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the Relevant Exchange for the Underlying Shares as a result of which the reported trading prices for the Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or

(ii)
the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Share Underlying Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges, in each case as determined by the Calculation Agent in its sole discretion; or

(iii)
the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the Share Underlying Index or the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(iv)
a determination by the Calculation Agent in its sole discretion that any event described in clauses (b)(i), (b)(ii) or (b)(iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Buffered Performance Securities Based on the iShares® MSCI Emerging Markets Index Fund due April 28, 2014.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Share Underlying Index, is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Share Underlying Index, shall be based on a comparison of (x) the portion of the value of such index attributable to that security relative to (y) the overall value of such index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the Underlying Shares or in the futures or options contract related to the Share Underlying Index or the Underlying Shares will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Share Underlying Index or on the Underlying Shares, by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Share Underlying Index, and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Share Underlying Index, are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.  Upon any permanent discontinuance of trading in the Underlying Shares, see “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Form of Securities—The Depositary” and “Securities Offered on a Global Basis Through the Depositary—Book-Entry, Delivery and Form” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation
Agent	MS & Co.
Calculation Agent	MS & Co. and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.  Notwithstanding the above, upon calculating the Share Performance Factor, such figure will not be subject to rounding.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Share Price, the Final Share Price, the Share Performance Factor, the Share Percent Increase and the Payment at Maturity, or whether a Market Disruption Event has occurred.  See “—Market Disruption Event,” “—Antidilution Adjustments,” and “—Valuation Date.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation
If trading in the Underlying Shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the iShares® MSCI Emerging Markets Index Fund is liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the Share Closing Price on the Valuation date or the date of acceleration following the Discontinuance or Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the Share Underlying Index (or any Successor Index, as described below) on such date (taking into account any material changes in the method of calculating the Share Underlying Index following such Discontinuance or Liquidation Event) times (ii) a fraction, the numerator of which is the Share Closing Price and the denominator of which is the closing value of the Share Underlying Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which a Share Closing Price was available.

If, subsequent to a Discontinuance or Liquidation Event, MSCI Inc. (“MSCI”) discontinues publication of the Share Underlying Index and MSCI or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Share Underlying Index (such index being referred to herein as a “Successor Index”), then any subsequent Share Closing Price on any Trading Day following a Discontinuance or Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Securities, within three Business Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, subsequent to a Discontinuance or Liquidation Event, MSCI discontinues publication of the Share Underlying Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration, and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Share Closing Price for such date.  The Share Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the Share Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the Share Underlying Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Share Underlying Index may adversely affect the value of the Securities.

Alternate Exchange Calculation in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as if the Share Closing Price on the date of acceleration were the Share Closing Price for the Valuation Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to each Stated Principal Amount of the Security as promptly as possible and in no event later than two Business Days after the date of acceleration.
The Underlying Shares; Public Information
iShares, Inc. (“iShares”) is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.  iShares consist of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.  The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities referenced hereby and does not relate to the Underlying Shares.  We have derived all disclosures contained in this pricing supplement regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we priced the Securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws.  As a purchaser of the Securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying Shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”).  The Securities are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The MSCI Emerging Markets IndexSM
The MSCI Emerging Markets IndexSM is calculated, published and disseminated daily by MSCI Inc., and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.  For additional information about the MSCI Emerging Markets IndexSM, please see the information set forth under “MSCI Emerging Markets IndexSM” in the accompanying index supplement.

Historical Information
The following table sets forth the published high, low and end of quarter closing prices for the Underlying Shares for each calendar quarter from January 1, 2007 to April 24, 2012.  The graph following the table sets forth the historical performance of the Underlying Shares for the same period.  The Share Closing Price of the Underlying Shares on April 24, 2012 was $41.61.  The historical prices and historical performance of the Underlying Shares should not be taken as an indication of future performance.  We cannot give you any assurance that the Final Share Price will be greater than the Initial Share Price so that you will receive a payment in excess of the Stated Principal Amount of $10 for each Security.  Because your return is linked to the performance of the Underlying Shares as measured on the Valuation Date, there is no guaranteed repayment of 100% of your principal. The prices of the Underlying Shares may be, and have recently been, volatile, and we can give no assurance that the volatility will lessen.

If the Final Share Price is less than the Initial Share Price, you will lose money on your investment.

Share price of the iShares® MSCI Emerging Markets Index Fund Historical High, Low and Period End Closing Prices January 1, 2007 through April 24, 2012
	High	Low	Period End
2007
First Quarter	$39.53	$35.03	$38.75
Second Quarter	$44.42	$39.13	$43.82
Third Quarter	$50.11	$39.50	$49.78
Fourth Quarter	$55.64	$47.27	$50.10
2008
First Quarter	$50.37	$42.17	$44.79
Second Quarter	$51.70	$44.43	$45.19
Third Quarter	$44.43	$31.33	$34.53
Fourth Quarter	$33.90	$18.22	$24.97
2009
First Quarter	$27.09	$19.94	$24.81
Second Quarter	$34.64	$25.65	$32.23
Third Quarter	$39.29	$30.75	$38.91
Fourth Quarter	$42.07	$37.56	$41.50
2010
First Quarter	$43.22	$36.83	$42.12
Second Quarter	$43.98	$36.16	$37.32
Third Quarter	$44.77	$37.59	$44.77
Fourth Quarter	$48.58	$44.77	$47.62
2011
First Quarter	$48.69	$44.63	$48.69
Second Quarter	$50.21	$45.50	$47.60
Third Quarter	$48.46	$34.95	$35.07
Fourth Quarter	$42.80	$34.36	$37.94
2012
First Quarter	$44.76	$38.23	$42.94
Second Quarter (through April 24, 2012)	$43.54	$41.28	$41.61

iShares MSCI Emerging Markets Index Fund January 1, 2007 through April 24, 2012

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities.  The original issue price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in the Underlying Shares and in futures or options contracts on the Underlying Shares or any component stocks of the MSCI Emerging Markets Index listed on major securities markets.  Such purchase activity could have increased the Initial Share Price, and, therefore, could have increased the price at which the Underlying Shares must close on the Valuation Date before you will receive at maturity a payment that exceeds the Stated Principal Amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the stocks underlying the Indices or the MSCI Emerging Markets Index, futures or options contracts on the stocks underlying the MSCI Emerging Markets Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the price of the Underlying Shares and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of  $0.16875 for each Security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities, the component stocks of the MSCI Emerging Markets Index or the Underlying Shares in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement, index supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may be circulated or distributed, nor may the Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where Securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities pursuant to an offer made under Section 275 except:

(1)  to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or
(3) where the transfer is by operation of law.
Validity of the Securities
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA, or “disqualified persons” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction, and provided further that the plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many plans, the Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a plan or a plan asset entity and is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with

“plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities does not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley Smith Barney LLC or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, Morgan Stanley Smith Barney LLC or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.
This discussion applies only to initial investors in the Securities who:

●     purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

● will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

● certain financial institutions;
● insurance companies;
● certain dealers and traders in securities, commodities or foreign currencies;
● investors holding the Securities as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
● U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
● partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
● regulated investment companies;
● real estate investment trusts;
● tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
● persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder in the case of a USRPHC, upon the sale, exchange or settlement of a Security.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or courts will agree with the treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of the Securities described above.

Tax Consequences to U.S. Holders
This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
● a citizen or individual resident of the United States;

●     a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

● an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.
Tax Treatment of the Securities
Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.
Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any gain or loss recognized upon sale, exchange or settlement of a Security should be long-term capital gain or loss if the U.S. Holder has held the Security for more than one year at such time, and short-term capital gain or loss otherwise.

Potential Application of the Constructive Ownership Rule

Because the Securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Securities will be treated as a “constructive ownership transaction.”  A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the iShares MSCI Emerging Markets Index Fund (the “Underlying ETF Shares”)).  If an investment in the Securities is treated as a “constructive ownership transaction,” all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of a Security could be recharacterized as ordinary income (the “Recharacterized Gain”).  In addition, an interest charge would be imposed on any deemed underpayment of tax for each year that the constructive ownership transaction was outstanding.  The amount of the interest charge is determined by treating any Recharacterized Gain as having accrued such that the gain in each successive year is equal to the gain in the prior year increased by the applicable federal rate (determined as of the date of sale, exchange or settlement of the Securities) during the term of the constructive ownership transaction.

The amount of the Recharacterized Gain (if any) that would be treated as ordinary income in respect of a Security will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of a Security (which, subject to the maximum payment at maturity, reflects a multiple of the percentage increase in the value of the Underlying ETF Shares over the term of the Security) over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code).  Even if an investment in a Security is treated as a “constructive ownership transaction,” the amount of “net underlying long-term capital gain,” and therefore the amount of Recharacterized Gain, is unclear.  It is possible, for example, that the net underlying long-term capital gain is equal to the aggregate net capital gain that the U.S. Holder would have had if the Underlying ETF Shares had been acquired for fair market value on the issue date of the Securities and sold for fair market value upon the date of sale, exchange or settlement of the Securities (which would reflect the percentage increase, without the multiple, in the value of the Underlying ETF Shares over the term of the Securities).  However, the net underlying long-term capital gain could alternatively be calculated using a number of Underlying ETF Shares that reflects the multiple upon which any gain on the Securities will be calculated, in which case the amount of Recharacterized Gain would generally be zero.  Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless otherwise “established by clear and convincing evidence.”  Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Securities.  U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule to the Securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  The IRS could, for instance, seek to treat a Security as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to a Security, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Security every year at a “comparable yield” determined at the time of its issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Security would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter. The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered equity-linked securities.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative U.S. federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities.  It is possible, for example, that a Security could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue into income OID on a current basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
● an individual who is classified as a nonresident alien;
● a foreign corporation; or
● a foreign estate or trust.
The term “Non-U.S. Holder” does not include any of the following holders:

●     a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

● certain former citizens or residents of the United States; or

● a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.
Tax Treatment upon Sale, Exchange or Settlement of a Security

As discussed above in “General,” a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes and the discussion herein assumes such treatment except where specifically noted.

Subject to the discussion above regarding the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security would not be subject to U.S. federal withholding tax, provided that:

● the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

● the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

● the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

● the certification requirement described below has been satisfied with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a Security” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.